EXHIBIT 1
---------

                                            Translation from the French


                     PARTIAL TRANSFER OF A BUSINESS
                     ------------------------------


BETWEEN THE UNDERSIGNED

      - UNILOG REGIONS, a corporation with a capital of 11,986,300 francs having its registered office located 113, boulevard Stalingrad, 69100 Villeubanne, registered at the Register of Commerce, and Companies of Lyon under number B 340 529 643, represented by Mr. Jean-Charles Bouillet, Director of Development, duly empowered for the purposes hereof pursuant to a power-of-attorney granted by Mr. Didier Herrmann, President, on December 11, 1998,

(hereinafter referred to as the "Seller")

                                                       ON THE ONE HAND,

AND

      - SAMBA TECHNOLOGIES, a limited liability company with a capital of 50,000 francs, having its registered office located 35, avenue du Vieux Chenc, Immeuble Epilobe, 38240 Meylan, currently being incorporated at (he Register of Commerce and Companies of Grenoble, represented by Mr. Leonard Prange,

(hereinafter referred to as the "Purchaser")

                                                     ON THE OTHER HAND,

WHEREAS:

The Seller operates an autonomous branch of activity of medical images known under the trademark SAMBA which constitutes a part of its business of software engineering operated in Meylan (Isere), 35, avenue du Vieux Chene, Immeuble Epilobe, regarding which it is registered at the Register of Commerce and Companies under number B 340 529 643 and at the INSEE under the SIREN number 340 529 643, APE code.

The Seller has declared that it is willing to sell the aforesaid part of its business and the Purchaser has declared that it is interested in purchasing it, under the terms and conditions set forth below.

THE PARTIES HAVE AGREED AS FOLLOWS:

ARTICLE 1 - PROMISE OF SALE
---------------------------

The Seller hereby sells under the customary conditions in such operations, to the Purchaser, who accepts, the part of his business described hereafter.



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ARTICLE 2 - DESIGNATION OF THE BUSINESS
---------------------------------------

The aforesaid business is constituted of the following:

      -    the trade name, customers and attached trade;

      - the intellectual property rights and in particular the operating rights attached to the "SAMBA" (Systeme d'Analyses Microscopiques a Balayage Automatique dans le domaine de la biologie) software package, it being specified that said package has not been patented;

      - the "SAMBA" trademark, as registered at the INPI on March 25, 1992 under No. 1 215 709 in classes 9 and 10;

      - the rights and obligations relating to the agreements, contracts and commitments taken by the Seller in connection with the operation of the part of the business concerned and in particular the commercial contracts;

      - the benefit of the licenses for the use of third party software;

      - the technical and commercial archives and all documents relating to the part of the business concerned;

      - the material, tools, equipment and furniture used for the operating of said business (with the exception of the fittings and installations present in the premises where said business is currently being operated), as described and estimated item by item in a statement which will be drawn up jointly by the parties at closing (on an indicative basis, the list of the material, tools, equipment and furniture currently a part of the business, is attached as Exhibit 1);

      - the merchandise existing in the business, as such will be described and estimated in inventory which shall be drawn up by the two parties at the time Purchaser takes possession of the business;

Such as this business exists, with all of its tangible and intangible elements without any exceptions or reserves, it being however specified that this business does not include any right to a commercial lease and that the Purchaser will make it its business to transfer the part of the business it is buying to other premises, within the delay stipulated in article 6 hereafter.

ARTICLE 3 - DECLARATIONS
------------------------

In accordance with article 12 of the law of June 29, 1935, the Seller makes the following declarations:

Origin of title
---------------

The Seller declares that it is the owner of the business for having received it as a partial contribution of assets from ALCATEL TITN Answare effective June 1, 1996. The contribution deed is attached hereto as
Exhibit 2.



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Liens
-----

The Seller declares that there are no liens or other encumbrances on the business being sold and undertakes, in the event that any lien or encumbrance should be revealed, to pay them off and to have them cleared within a maximum of four months from the date of Closing.

Turnover
--------

The Seller declares that the turnover generated by the part of business being sold in the course of the past three years, is as follows:

      July 1, 1996 to December 31, 1996:      2,541,400 francs
      FY 1997:                                6,862,394 francs
      January 1, 1998 to November 31, 1998:   4,052,881 francs

Regarding commercial profits, the Seller declares that the part of business being sold was operated as part of its global activity and that in the absence of separate accounts, it can neither declare nor guarantee any operating results.

As a consequence and as an exception to the provisions of the law of June 29, 1935, the Purchaser expressly waives its right to such information and to any recourse against the Seller regarding a modification to the price and to the conditions of the sale.

Other declarations
------------------

The Seller further declares:

      - that there is nothing in its legal situation which might prevent it from selling the business and the Purchaser from enjoying its possession, namely further to a receivership or liquidation, bankruptcy or total or partial confiscation of its assets;

      - that all of the installations of the business are in good working order and in conformity with applicable regulations in the fields of public health, hygiene and safety;

      - that there are no other employment contracts with personnel employed in the establishment other than those listed in an exhibit hereto and that such employment agreements do not contain any unusual provisions, regarding namely the payment of premiums, advantages in kind, pensions and retirement. The list of the personnel currently employed in the business is attached hereto as Exhibit 3, it being confirmed that such personnel have always been employed in connection with the business being sold, with the exception of exceptional and punctual missions within the Unilog group;

      - that it has not given any third party, whether client or supplier, any guarantee of proper performance or of results;

      - that, more generally, the Seller is not involved, nor about to be involved, in any suit or legal proceeding regarding the part of business to be sold, it being however specified that CELL ANALYSIS SYSTEMS INC notified a claim against DYNATECH Laboratories Inc. on May 31, 1991 and that there has not been any follow-up on this claim since October 29, 1991;



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      -    that, to the best of its knowledge, the SAMBA system is not a violation of any third party rights of whatever nature and that it has not received any notification of any breach or infringement of third party intellectual property rights and that it has no knowledge of any other claim notified against any of its distributors and/or customers in relation to the SAMBA system;

      - that the SAMBA system, as it is commercialized by the Seller, is in conformity with currently applicable legislation;

      - that it has not made any commitment, nor any promise or agreement relating to the operating of the business which might be terminated as a result of the change of identity of one of the parties, other than the agreements currently in force with its customers MIRIAM and EUROPATH.

The Purchaser declares that it has never been condemned nor the subject of any civil or administrative penalty of a nature to prohibit it from exercising a commercial activity.

ARTICLE 4 - CHARGES AND CONDITIONS
----------------------------------

The sale is made and accepted under the customary and legal conditions, and namely the following:

For the Seller:

      - to pay all expenses, charges and disbursements relating to the operating of the business until the Buyer takes possession;

      - to guarantee to the Buyer, in accordance with article 1641 et seq. of the Civil Code, the declarations made with respect to the origin of title, the liens on the business and the turnover for the past three years;

      - to assist the Buyer, at its request, for the first three months following the entry into possession, to present the Buyer to its clients and suppliers and to inform it of any particular issues regarding the business;

      - the keep its accounting books at the disposal of the Buyer for a period of three years following the entry into Possession;

      - to remit to the Buyer all title deeds, insurance policies and generally all acts and documents regarding the business which are in its possession;

      - to pay to the Buyer, no later than January 31, 1999, all charges which the latter might have to pay relating to the period prior to its entry into possession, including in particular the total cost of all salaries, premiums or indemnities of whatever nature (and namely seniority indemnities, premiums on objectives, paid vacation indemnities, 13th month indemnities...) as well as the total cost of all taxes, duties and contributions, of whatever nature (and namely the tax on salaries, apprenticeship tax, participation to professional training, participation to the effort of construction, social contribution of solidarity, tax on company cars put at the disposal of employees...) and all other sums which might become due, even if not yet outstanding (and namely


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           social contributions due in connection with salaries and
premiums due), but payable after said date to employees as well as to any interim third parties or independent subcontractors, relating to the performance of the aforesaid employment agreements prior to the effective date of the sale. It is specified that the Seller has not made any reserves for the retirement of the employees to be transferred and that the possible corresponding costs will he borne by the Purchaser;

      - to reimburse to the Buyer, as provided in article 5 hereafter, any advances received from clients;

      - to sign any deeds of assignment for existing contracts and policies and, namely, to do all in its power to allow for the transfer of any ongoing services to the Buyer;

      - to refrain from operating or managing, directly or indirectly, any business similar in total or in part to the one being sold, to take an interest in any manner whatsoever in a business of a same nature, for a period of ten years from the date of entry into possession, in any part of the European Community, failing which the Seller shall have to indemnify the Buyer or its successors or assigns, without prejudice to the right they would have to have ordered the ceasing of any such violation;

      - to refrain, for a period of two years from the effective date hereof, from offering employment within the Unilog group in the territory protected by the above non-compete undertaking, to any employee transferred to the Buyer hereunder, without the prior written consent of the Buyer;

      - to indemnify the Buyer for any loss it might suffer as a consequence of an erroneous declaration or of the failure for the Seller to perform any of its obligations hereunder;

      - to indemnify the Buyer for any loss it might suffer as a result of a claim relating to the SAMBA system, it being agreed:

                 .     that the possible indemnification will not in any
case exceed 2,000,000 francs;

                 .     that the present warranty is limited to any loss
caused by an event prior to December 31, 1998 and revealed before August 31, 1999 and, for any loss relating to the developments realized by Unilog between July 1, 1996 and December 31, 1998, to losses revealed prior to December 31, 1999.

For the Purchaser:

      - to take the business, and all the elements thereof, "as is, where is" on the date of entry into possession, without any right to any indemnity nor to any price reduction for any reason whatsoever, namely further to bad functioning or bad state of the material and equipment;

      - to pay all taxes, contributions, duties and other charges of whatever nature relating to the operating of the business as from the date of entry into possession, even if such were still in the name of the Seller and to respect all applicable regulations regarding the operating of the business in such a way that no action may ever be taken against the Seller in this respect;

      - to take all necessary action regarding the continuation or the termination of any insurance policies and, in this second case, to subscribe to insurances with notably solvent insurance companies offering guarantees at least equal to those provided in the Seller's current policies;

      - to continue, in accordance with article L 122-12 of the Labor Code, the employment contracts for the personnel working with the business being sold, at the same conditions of remuneration and seniority, it being reminded that the Seller shall reimburse to the Buyer, prorata temporis, the paid vacations, premiums and indemnities of any nature whatsoever as well as the corresponding social security contributions and salary-based taxes and duties;

      - to continue until fully performed all on-going agreements with customers, suppliers or sub-contractors;

      - to supply any technical assistance which may be required by ALCATEL NV in connection with the recourse filed by ALCATEL NV after opposition to the European patent No. 86907142.3-2116/245466 requested by CELL ANALYSIS SYSTEMS Inc.;

      - to reimburse to the Seller, as provided in article 6 hereunder, the part of the services supplied by the Seller and not yet invoiced at the date of entry into possession, it being specified that this reimbursement shall be made within one month from the effective receipt of the sums invoiced to the customers by the Buyer;

      - to pay the agreed price, as well as all costs, taxes and fees relating to the present sale and to the corresponding deed and any deed which could result therefrom.


ARTICLE 5 - REIMBURSEMENT OF THE CHARGES AND INCOME RELATING TO ORDERS
            AND WORK IN PROCESS
----------------------------------------------------------------------

Upon the entry into possession, the Buyer shall only be liable toward the third parties concerned for payments and/or obligations relating to the supply of goods or services not yet delivered at that date, whatever the state of invoicing at said same date. In this respect, the Buyer undertakes to reimburse to the Seller any part of the price paid in advance by the Seller.

Upon the entry into possession, the Purchaser shall only be entitled to payments and/or obligations relating to the sale of goods or supply of services not yet delivered or supplied at the effective date hereof. In this respect, the Seller undertakes to reimburse to the Purchaser any part of the price of a sale or of a service paid in advance by a customer to the Seller.

The products and services delivered prior to the entry into possession but not yet invoiced at that date for administrative or contractual reasons, shall be evaluated in accordance with the rules applied in the Unilog group, as such are indicated in exhibit 4.

It is specified that in the event of a divergence of interpretation in the evaluation of charges and income relating to orders and work in process, the rules and methods applied as at 31/12/97 for the closing of the Seller's accounts, shall be applied.

The balance of the charges and income mentioned above, determined as of the date of entry into possession, shall be established no later thin
January 31, 1999 and shall be certified by the statutory auditor of the Seller. It shall be paid to the creditor prior to February 28, 1999.

ARTICLE 6 - SUBLEASE
--------------------

The Seller grants to the Purchaser, by separate agreement, a sublease to the part of the premises in which the business is currently being operated, for a maximum duration of 6 months from the date of entry into possession.

ARTICLE 7 - TRANSFER OF OWNERSHIP AND OF POSSESSION
---------------------------------------------------

The Purchaser shall have full ownership of the part of business being sold as from the date hereof. He shall come into real and effective possession no later than January 1, 1999.

As from that date, he shall have the right to exercise all rights and prerogatives attached to the business and to take on the quality of "successor to the Seller".

ARTICLE 8 - PRICE
-----------------

The sale is made and accepted for the principal price of 3,200,000 francs, as follows:

- intangibles elements:                 3,100,000 francs
- intangible elements:                  100,000 francs

The Purchaser has already paid to Seller, prior to the date hereof, a sum of five hundred and sixty thousand francs.

The balance, i.e., the sum of two million six hundred and forty thousand francs, is paid now by cheque made out to the CAISSE DES DEPOTS ET CONSIGNATIONS, designed by mutual consent of the parties to be the Depository of the price and to keep the funds until the Seller is entitled to dispose of them as provided by the law.

The Seller acknowledges receipt of this sum.

The allocation of the price given above is only made to satisfy the provisions of article 1 of the law of 17th march 1909, but will not be of any consequence and will not give rise to any claim as to the value of the aforesaid elements taken separately.

The merchandise attached to the business shall be taken for their purchase price, on the basis of an inventory drawn up by the parties at the time of the entry into possession.

In the event that the parties should not agree on the valuation of said merchandise, the price will be determined by an expert appointed by the parties or by the President of the Commercial Court of Grenoble at the request of the most diligent party.

The merchandise shall be paid for in full upon remittance of the final inventory, plus VAT.

ARTICLE 9 - ESCROW
------------------

Seller and Purchaser have agreed to place the sum of two million six hundred and forty thousand francs, representing the balance of the price for the sale of the business, in the hands of the CAISSE DES DEPOTS ET CONSIGNATIONS, hereafter refered to as the "Depository", chosen jointly, in order for that sum to be blocked in an account opened in the name of the Seller in accordance with the request for placement of the escrowed funds signed this day by the Seller by separate deed, for the period required for the carrying-out of the formalities referred to hereunder.

9.1 Mission of the Depositary
-----------------------------

The Depositary has, by letter dated December 24, 1998 attached hereto, declared that it accepts the mission entrusted to it hereunder.

The Depositary shall immediately open in its books an account in the name of the Seller. The sum paid into the hands of the Depositary shall remain blocked on said account during the period of unavailability resulting from the provisions of the law of March 17, 1909 as well as during the period during which the Purchaser is jointly liable with the Seller for the payment of the income tax owed by the latter under the conditions set forth in article 1684-1 of the General Tax Code.

The Depositary undertakes to inform the Escrow Agent appointed hereunder, upon receipt, of any oppositions formed on the account which might be notified to it in error.

9.2 Mission of the Escrow Agent
-------------------------------

The parties have jointly appointed BFL Associes, attorneys-at-law, 23/25 avenue Mac Mahon, 75017 Paris, who accepts, to carry out the formalities prescribed by law in connection with the transfer of a business. The Escrow Agent is appointed to receive the oppositions at its professional address. The Escrow Agent, after having carried out the formalities required and received the oppositions, shall notify the Depositary, in the absence of a higher bid, the allocation of the funds and shall, if appropriate, consign said sums in accordance with the law.

9.3 Anticipated withdrawal
--------------------------

The total or partial withdrawal of the funds may not occur before the end of the period of unavailability provided by the law unless the Escrow Agent, who must make this request, produces with such request, made by recorded delivery mail, a special power signed jointly by the Seller and the Purchaser, authorizing the release of the funds and indicating the beneficiary.

9.4 Financial outcome
---------------------

At the agreed date, the Depositary will release the funds in its account in favor of the beneficiaries which will be designated in writing by the Escrow Agent, who will be entitled to act alone.

The performance by the Depositary of the orders given by the Escrow Agent shall release the Depositary from any liability.

ARTICLE 10 - JURISDICTION
-------------------------

Any disputes relating to the interpretation or the performance hereof shall be submitted to the exclusive jurisdiction of the Commercial Court of the place where the business is operated.

ARTICLE 11 - TAX DECLARATIONS
-----------------------------

The Seller, within 10 days from the first publication of this sale, shall notify same to the tax administration.

In accordance with the provisions of instruction 3A-6-90 published at the B.O. dated 22/2/1990, the sale of investment personal property is exempt from VAT.

The Purchaser undertakes to submit to VAT any subsequent sales of investment personal property and, if appropriate, to perform the regularizations provided by articles 210 and 215 of Annex II of the General Tax Code which would have become due if the Seller had continued to use said goods.

The Purchaser sends two copies of a declaration to the tax administration from which it depends.

The undersigned declare, under the penalties provided by article 1837 of the General Tax Code, that this agreement reflects the entire agreed price and acknowledge that they have been informed of the penalties incurred in the event of a misrepresentation.

ARTICLE 12 - ELECTION OF DOMICILE
---------------------------------

The parties each elect domicile at their respective registered office.

ARTICLE 13 - COSTS - POWERS
---------------------------

The costs and taxes relating to this sale shall be borne by the Purchaser.

All powers are granted to the holder of an original hereof to accomplish all formalities or to request any documents needed for the drafting of the sale agreement.




Signed in Paris
On December 31, 1998
In five originals




The Seller                        The Purchaser


/s/ Didier Herrmann               /s/ Leonard Prange

                                EXHIBIT 4


             Analytical accounting rules of the Unilog group

                  Accounting of products to be invoiced


Services in progress which have been carried out but not yet invoiced to the clients due to administrative procedure or contractual reasons, are valued according to the method of "advancement".

Time spent by the engineers and technicians is valued in terms of sale price on the basis of the advancement of the project, deduction made of the losses which may be projected at termination.

Outside any clearly identified risk, a reserve equal to 5% of the software turnover and to 10% of the equipment turnover is made and deducted from the income projected under the agreement in order to face the warranty obligations. The balance of this reserve is reintegrated into income at the end of the warranty period.





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OMITTED EXHIBITS.

      Bell National Corporation (the "Company") believes that the following Exhibits to the Partial Transfer of a Business are not material to an investment decision and therefore has not obtained translations of them to include in this Exhibit 1 to Form 8-K. The Company agrees to furnish to the Securities and Exchange Commission copies of the omitted Exhibits upon request.

Exhibit No.:           Contents:

Exhibit 1 List of material, tools, equipment and furniture currently a part of the SAMBA business unit.

Exhibit 2 Contribution Deed, whereby ALCATEL TITN Answare contributed the SAMBA business unit to Unilog Regions, SA as a partial contribution of assets, effective June 1, 1996.

Exhibit 3 Personnel currently employed in the SAMBA business unit.